Exhibit 99.1

TRANSATLANTIC PETROLEUM CORP. AUDITED FINANCIAL STATEMENTS

AUDITORS’ REPORT TO THE BOARD OF DIRECTORS OF

TRANSATLANTIC PETROLEUM CORP.

We have audited the accompanying consolidated balance sheets of TransAtlantic Petroleum Corp. and subsidiaries as of December 31, 2008 and 2007, and the related consolidated statements of operations and comprehensive loss, stockholders’ equity (deficit) and cash flows for each of the years in the two-year period ended December 31, 2008. These consolidated financial statements are the responsibility of the Company’s management. Our responsibility is to express an opinion on these consolidated financial statements based on our audits.

We conducted our audits in accordance with the standards of the Public Company Accounting Oversight Board (United States). Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

In our opinion, the consolidated financial statements referred to above present fairly, in all material respects, the financial position of TransAtlantic Petroleum Corp. and subsidiaries as of December 31, 2008 and 2007, and the results of their operations and their cash flows for each of the years in the two-year period ended December 31, 2008, in conformity with U.S. generally accepted accounting principles.

As discussed in Note 3 to the financial statements, the Company has elected to change its method of accounting for oil and gas exploration and development activities from full cost to the successful efforts method.

KPMG LLP

Calgary, Canada

March 31, 2009 (November 25, 2009 for Notes 2, 3, 5, 6, 7, 8, 10, 11, 12, 16 and 17)

TRANSATLANTIC PETROLEUM CORP. AUDITED FINANCIAL STATEMENTS

TRANSATLANTIC PETROLEUM CORP.

Consolidated Balance Sheets

As of December 31, 2008* and 2007*

(in thousands of U.S. dollars, except share data)

	2008*	2007*
ASSETS
Current assets
Cash and cash equivalents	$30,052	$2,224
Accounts receivable	1,327	566
Prepaid and other current assets	3,861	45

Total current assets	35,240	2,835

Property and equipment (note 2 and 6)
Oil and gas properties (successful efforts method)
Unproved	1,732	—
Drilling services and other equipment	40,886	—

	42,618	—
Less accumulated depreciation, depletion and amortization	(53)	—

Property and equipment, net	42,565	—

Other assets:
Restricted cash (note 4)	3,268	2,272
Deferred charges (note 17)	181	—

Total other assets	3,449	2,272

Total Assets	$81,254	$5,107

LIABILITIES AND STOCKHOLDERS’ EQUITY
Current liabilities:
Accounts payable	$3,962	$402
Accounts payable—related party (note 16)	1,517	—
Accrued liabilities	581	387
Loan payable (note 8)	—	2,000
Settlement provision (note 13)	240	240

Total current liabilities	6,300	3,029
Long term liabilities:
Asset retirement obligations	$14	$8

Total liabilities	6,314	3,037
Commitments and contingencies (notes 14 and 15)
Subsequent events (notes 2, 8, 12, 15, 16 and 17)
Stockholders’ equity:
Common stock, $0.00 par value, unlimited shares authorized as of December 31, 2008 and 2007; 154,958,000 and 43,271,000 shares issued and outstanding as of December 31, 2008 and 2007, respectively (note 9)	—	—
Additional paid in capital (note 9)	133,062	47,837
Additional paid in capital—warrants	5,228	1,108
Accumulated deficit	(63,350)	(46,875)

Total stockholders’ equity	74,940	2,070

Total liabilities and stockholders’ equity	$81,254	$5,107

*	Financial information for 2008 and 2007 has been revised to reflect the retrospective application of the successful efforts method of accounting. See Note 3.

The accompanying notes are an integral part of these consolidated financial statements.

TRANSATLANTIC PETROLEUM CORP. AUDITED FINANCIAL STATEMENTS

TRANSATLANTIC PETROLEUM CORP.

Consolidated Statements of Operations and Comprehensive Loss

For the years ended December 31, 2008* and 2007*

(in thousands of U.S. dollars, except per share amounts)

	2008*	2007*
Revenues:
Oil and gas sales	$111	$653

Total revenues	111	653
Costs and expenses:
Production	$73	$1,167
Seismic and other exploration	7,901	—
General and administrative	3,009	2,119
International oil and gas activities (note 6)	5,183	2,312
Stock-based compensation (note 9)	583	554
Depreciation, depletion and amortization (note 6)	59	152
Settlement provision (note 13)	—	(313)
Foreign exchange loss	—	45

Total costs and expenses	16,808	6,036

Operating loss	16,697	5,383
Other (income) expense:
Interest and financing expense	116	728
Interest and other income	(338)	(240)
Loss on write-down of assets (note 5)	—	447

Net Loss and comprehensive loss	$16,475	$6,318

Net loss per share
Basic and diluted	$0.25	$0.15

Basic and diluted weighted average number of shares outstanding	66,524	43,037

*	Financial information for 2008 and 2007 has been revised to reflect the retrospective application of the successful efforts method of accounting. See Note 3.

The accompanying notes are an integral part of these consolidated financial statements.

TRANSATLANTIC PETROLEUM CORP. AUDITED FINANCIAL STATEMENTS

TRANSATLANTIC PETROLEUM CORP.

Consolidated Statement of Stockholders’ Equity (Deficit)

For the years ended December 31, 2008* and 2007*

(in thousands of U.S. dollars)

	Common Stock (Note 9)		Additional Paid in Capital	Additional Paid in Capital - Warrants	Accumulated Deficit	Total Stockholders’ Equity (Deficit)
	Shares Issued	Warrants Issued
Balance as of December 31, 2006	42,557	7,976	$45,851	$2,017	$(40,557)	$7,311
Issuance of common stock	504	—	359	—	—	359
Exercise of stock options	185	—	138	—	—	138
Exercise of warrants	25	(25)	33	(7)	—	26
Expiration of warrants	—	(3,232)	902	(902)	—	—
Stock-based compensation	—	—	554	—	—	554
Net loss for the year	—	—	—	—	(6,318)	(6,318)

Balance as of December 31, 2007	43,271	4,719	47,837	1,108	(46,875)	2,070
Issuance of common stock	110,000	—	83,072	—	—	83,072
Issuance of warrants	—	10,000	—	5,228	—	5,228
Issuance cost	—	—	(1,199)	—	—	(1,199)
Exercise of stock options	247	—	149	—	—	149
Exercise of warrants	1,440	(1,440)	1,907	(395)	—	1,512
Expiration of warrants	—	(3,279)	713	(713)	—	—
Stock-based compensation	—	—	583	—	—	583
Net loss for the year	—	—	—	—	(16,475)	(16,475)

Balance as of December 31, 2008	154,958	10,000	$133,062	$5,228	$(63,350)	$74,940

*	Financial information for 2008 and 2007 has been revised to reflect the retrospective application of the successful efforts method of accounting. See Note 3.

The accompanying notes are an integral part of these consolidated financial statements.

TRANSATLANTIC PETROLEUM CORP. AUDITED FINANCIAL STATEMENTS

TRANSATLANTIC PETROLEUM CORP.

Consolidated Statements of Cash Flows

For the years ended December 31, 2008* and 2007*

(in thousands of U.S. dollars)

	2008*	2007*
Cash provided by (used in):
Net loss	$(16,475)	$(6,318)
Adjustments to reconcile net loss to net cash used in operating activities:
Write-down of assets	—	447
Non-cash financing expense	—	359
Depreciation, depletion and amortization	59	152
Stock-based compensation	583	554
Changes in operating working capital:
Accounts receivable	(761)	(144)
Prepaid expenses	(1,180)	39
Accounts payable and accrued liabilities	4,101	(1,201)
Settlement provision	—	(721)

Net cash used in operating activities	(13,673)	(6,833)
Investing activities:
Oil and gas properties	3,760	(4,126)
Drilling services and other equipment	(14,028)	—
Proceeds from sale of assets	—	4,264
Deferred charges	(181)	—
Restricted cash	(996)	2,067

Net cash (used in) provided by investing activities	(11,445)	2,205
Financing activities:
Exercise of warrants and options	1,661	164
Issuance of common shares, net	53,769	—
Acquisition transaction costs	(484)	—
Loan proceeds	—	4,000
Loan repayment	(2,000)	(2,000)

Net cash provided by financing activities	52,946	2,164
Net increase (decrease) in cash and cash equivalents	27,828	(2,464)
Cash and cash equivalents, beginning of year	2,224	4,688

Cash and cash equivalents, end of year	$30,052	$2,224

*	Financial information for 2008 and 2007 has been revised to reflect the retrospective application of the successful efforts method of accounting. See Note 3.

The accompanying notes are an integral part of these consolidated financial statements.

TRANSATLANTIC PETROLEUM CORP. AUDITED FINANCIAL STATEMENTS

TRANSATLANTIC PETROLEUM CORP.

Notes to Consolidated Financial Statements

1.	General

Nature of operations

TransAtlantic Petroleum Corp. (together with its subsidiaries, the “Company” or “TransAtlantic”) is a vertically integrated international oil and gas company engaged in the exploration for and the development and production of crude oil and natural gas, primarily in Morocco, Romania and Turkey.

TransAtlantic was incorporated in 1985 under the laws of British Columbia and continued to Alberta in 1997. During 2005 and 2006, TransAtlantic acquired an exploration permit and a reconnaissance license in Morocco, three production blocks in Romania, three exploration licenses in Turkey and two promote round licenses covering six blocks in the UK North Sea. The UK North Sea licenses expired in 2007. During this same period, the Company acquired properties in Texas. TransAtlantic also participated as a non-operator in four other properties in Texas, Oklahoma and Louisiana.

In 2006, the Company sold its Louisiana property, and in 2007, the Company determined to exit its United States (“U.S.”) operations and focus on the development of its international properties. To that end, TransAtlantic acquired three additional exploration licenses in Turkey, converted a portion of its Moroccan reconnaissance license into two exploration permits, sold the Texas properties it operated, and offered its remaining non-operated U.S. properties for sale.

Approximately 70% of the Company’s outstanding common stock is beneficially owned by N. Malone Mitchell 3rd, entities under Mr. Mitchell’s ownership or control (the “Riata Group”), and certain other persons that have relationships with Mr. Mitchell. Mr. Mitchell is the Chairman of the Company’s board of directors.

In 2008, TransAtlantic changed its operating strategy from that of a prospect generator to a vertically integrated project developer.

To execute this new strategy, in August 2008, TransAtlantic announced plans to:

1.	acquire Longe Energy Limited (“Longe”), a member of the Riata Group, in exchange for common shares of the Company and common share purchase warrants; and

2.	undertake a concurrent private placement pursuant to which members of the Riata Group would invest an additional $42.5 million in the Company.

Both transactions were approved by the Company’s shareholders and closed in December 2008.

Basis of presentation

The Company’s consolidated financial statements are expressed in U.S. dollars and have been prepared by management in accordance with accounting principles generally accepted in the U.S. (“GAAP”), and all amounts in these notes to consolidated financial statements are in U.S. Dollars unless otherwise indicated. In preparing financial statements, management makes informed judgments and estimates that affect the reported amounts of assets and liabilities as of the date of the financial statements and affect the reported amounts of revenues and expenses during the reporting period. On an ongoing basis, management reviews estimates, including those related to impairment of long-lived assets and goodwill, contingencies and income taxes. Changes in facts and circumstances may result in revised estimates and actual results may differ from these estimates. The accounting policies most affected by management’s estimates and assumptions are as follows:

•	The reliance on estimates of proved reserves to compute the provision for depreciation, depletion and amortization and to determine the amount of any impairment of proved properties;

TRANSATLANTIC PETROLEUM CORP. AUDITED FINANCIAL STATEMENTS

•	The valuation of unproved acreage and proved oil and gas properties to determine the amount of any impairment of oil and gas properties;

•	Judgment regarding the productive status of in-progress exploratory wells to determine the amount of any provision for abandonment; and

•	Estimates regarding abandonment obligations.

These audited consolidated financial statements reflect all normal recurring adjustments that are, in the opinion of management, necessary for a fair statement of the consolidated financial position of the Company as of December 31, 2008 and 2007 and the related consolidated statements of operations and comprehensive loss, stockholders’ equity and cash flows for the years ended December 31, 2008 and 2007. Management believes that these financial statements contain all adjustments necessary so that they are not misleading.

Certain reclassifications have been made to 2007 amounts in order to present these results on a comparable basis with amounts for 2008.

2.	Significant accounting policies

Basis of preparation

The consolidated financial statements include the accounts of the Company and its wholly owned subsidiaries. All significant inter-company balances and transactions have been eliminated in consolidation. At December 31, 2008 the Company owned 100% of the voting common stock or other equity securities in its subsidiaries.

Cash and cash equivalents

Cash and cash equivalents include term deposits and investments with original maturities of three months or less at the date of acquisition.

Foreign currency translation

The functional currency for the Company and all of its subsidiary entities is the U.S. dollar. Transactions of the Company in foreign currencies are translated at the rates in effect at the time of the transaction. Monetary items denominated in foreign currencies are translated to U.S. dollars at exchange rates in effect at the balance sheet dates and non-monetary items are translated at rates of exchange in effect when the assets were acquired or obligations incurred. Foreign exchange gains and losses are included in income.

Oil and gas properties

In the first quarter of 2009, TransAtlantic changed its method of accounting for its oil and gas exploration and development activities from the full cost method to the successful efforts method. In accordance with Statement of Financial Accounting Standards (“SFAS”) No. 154, “Accounting Changes and Error Corrections,” financial information for prior periods has been revised to reflect retrospective application of the successful efforts method, as prescribed by SFAS No. 19, “Financial Accounting and Reporting by Oil and Gas Producing Companies” (see note 3). Although the full cost method of accounting for oil and gas exploration and development activities continues to be an accepted alternative, the successful efforts method of accounting is the preferred method. The Company believes the successful efforts method provides a more transparent representation of its results of operations and the ability to assess the Company’s investments in oil and gas properties for impairment based on their estimated fair values rather than being required to base valuation on prices and costs as of the balance sheet date.

TRANSATLANTIC PETROLEUM CORP. AUDITED FINANCIAL STATEMENTS

In accordance with the successful efforts method of accounting for oil and gas properties, costs of productive wells, developmental dry holes and productive leases are capitalized into appropriate groups of properties based on geographical and geological similarities. These capitalized costs are amortized using the unit-of-production method based on estimated proved reserves. Proceeds from sales of properties are credited to property costs, and a gain or loss is recognized when a significant portion of an amortization base is sold or abandoned.

Exploration costs, including geological and geophysical expenses and delay rentals, are charged to expense as incurred. Exploratory drilling costs, including the cost of stratigraphic test wells, are initially capitalized but charged to exploration expense if and when the well is determined to be nonproductive. The determination of an exploratory well’s ability to produce must be made within one year from the completion of drilling activities. The acquisition costs of unproved acreage are initially capitalized and are carried at cost, net of accumulated impairment provisions, until such leases are transferred to proved properties or charged to exploration expense as impairments of unproved properties.

Joint interest activities

Many of the Company’s exploration, development and production activities are conducted jointly with other entities and accordingly the consolidated financial statements reflect only the Company’s proportionate interest in such activities.

Valuation of property and equipment other than oil and gas properties

The Company follows the provisions of SFAS No. 144, “Accounting for Impairment or Disposal of Long-Lived Assets” (“SFAS 144”). SFAS 144 requires that the Company’s long-lived assets, including drilling service and other equipment, be assessed for potential impairment in their carrying values whenever events or changes in circumstances indicate such impairment may have occurred. Impairment is recognized when the estimated undiscounted future net cash flows of the asset are less than its carrying value. Any such impairment is recognized based on the difference in the carrying value and estimated fair value of the impaired asset.

Drilling services and other equipment

Drilling services and other equipment is stated at cost. Depreciation of other property and equipment is calculated using the straight-line method over the estimated useful lives (ranging from 3 to 7 years) of the respective assets. The costs of normal maintenance and repairs are charged to expense as incurred. Material expenditures that increase the life of an asset are capitalized and depreciated over the estimated remaining useful life of the asset. The cost of other property and equipment sold, or otherwise disposed of, and the related accumulated depreciation are removed from the accounts and any gain or loss is reflected in current operations.

Determination of fair value

The Company adopted SFAS No. 157, “Fair Value Measurements (as amended)” (“SFAS 157”) effective January 1, 2008. SFAS 157 defines fair value, establishes a framework for measuring fair value, outlines a fair value hierarchy based on the quality of inputs used to measure fair value and enhances disclosure requirements for fair value measurements. As permitted by Financial Accounting Standards Board (“FASB”) Staff Position No. 157-2, the Company has not applied the provisions of SFAS 157 to nonfinancial assets and liabilities. The Company has not applied the provisions of SFAS 157 to its asset retirement obligations.

TRANSATLANTIC PETROLEUM CORP. AUDITED FINANCIAL STATEMENTS

Fair value is defined as the price at which an asset could be exchanged in a current transaction between knowledgeable, willing parties at the measurement date. Where available, fair value is based on observable market prices or parameters or derived from such prices or parameters. Where observable prices or inputs are not available, use of unobservable prices or inputs are used to estimate the current fair value, often using an internal valuation model. These valuation techniques involve some level of management estimation and judgment, the degree of which is dependent on the item being valued.

Business combinations

In accordance with SFAS No. 141, “Business Combinations,” the Company allocates the purchase price of acquired companies to the tangible and intangible individual assets acquired and liabilities assumed based on their estimated fair values. Transaction costs are capitalized to the assets acquired.

Supplemental disclosure of cash flow information

Noncash transactions resulting from the Longe acquisition not reflected in the consolidated statements of cash flows include the following:

	Year Ended December 31,
	2008	2007
	(In thousands)
Noncash working capital transactions:
Prepaid and other assets	$2,636	$—
Accounts payable	$(1,170)	$—
Noncash investing transactions:
Property and equipment	$32,350	$—
Noncash financing transactions:
Common shares issued	$28,104	$—
Common share warrants issued	$5,228	$—

	Year Ended December 31,
	2008	2007
	(In thousands)
Supplemental disclosure of cash paid for interest and income taxes:
Cash paid during the year for interest	$144	$349
Cash paid during the year for income taxes	$—	$—

Abandonment obligations

The Company follows the provisions of SFAS No. 143, “Accounting for Asset Retirement Obligations,” as amended (“SFAS 143”). SFAS 143 requires the Company to recognize a liability for the present value of all legal obligations associated with the retirement of tangible, long-lived assets and capitalize an equal amount as a cost of the asset. The cost associated with the abandonment obligation, along with any estimated salvage value, is included in the computation of depreciation, depletion and amortization.

Revenue recognition

Revenue from the sale of products is recognized upon delivery to the purchaser when title passes. Drilling service revenues are recognized when the related service is performed.

TRANSATLANTIC PETROLEUM CORP. AUDITED FINANCIAL STATEMENTS

Stock-based compensation

The Company adopted SFAS No. 123 (revised 2004) “Share-Based Payment” (“SFAS 123R”), which requires the measurement and recognition of compensation expense for all share-based payment awards, including employee stock options, based on estimated fair values. The value of the portion of the award that is ultimately expected to vest is recognized as an expense on a straight-line basis over the requisite vesting periods. SFAS 123R supersedes the Company’s previous accounting under Accounting Principles Board Opinion No. 25, “Accounting for Stock Issued to Employees” (“APB 25”), for periods beginning in 2006. The Company adopted SFAS 123R using the modified prospective transition method, which requires the application of the accounting standard prospectively as of January 1, 2006 and does not require restatement of previously issued financial statements. SFAS 123R requires the Company to estimate the fair value of stock option awards on the date of grant using an option-pricing model. The Company uses the Black-Scholes option-pricing model (“Black-Scholes Model”) as its method of valuation for share-based awards granted on or after January 1, 2006, which is the same model used for the Company’s pro forma information required under SFAS 123R. The Company’s determination of fair value of share-based payment awards on the date of grant using the Black-Scholes Model is affected by the Company’s stock price, as well as assumptions regarding a number of subjective variables. These variables include, but are not limited to, the Company’s expected stock price volatility over the term of the awards, as well as actual and projected exercise and forfeiture activity. Options granted to consultants, to the extent unvested, are fair valued on subsequent reporting dates.

Income taxes

The Company follows the asset and liability method prescribed by SFAS No. 109, “Accounting for Income Taxes” (“SFAS 109”). Under this method of accounting for income taxes, deferred tax assets and liabilities are recognized for the future tax consequences attributable to differences between the financial statement carrying amounts of existing assets and liabilities and their respective tax bases. Deferred tax assets and liabilities are measured using enacted tax rates expected to apply to taxable income in the years in which those temporary differences are expected to be recovered or settled. Under SFAS 109, the effect on deferred tax assets and liabilities of a change in enacted tax rates is recognized in income in the period that includes the enactment date.

The Company adopted the provisions of FASB Interpretation No. 48, “Accounting for Uncertainty in Income Taxes – an Interpretation of FASB Statement No. 109” (“FIN 48”), effective January 1, 2007. The Company did not have any unrecognized tax benefits other than those for which a valuation allowance has been provided thereon, and there was no effect on its financial condition or results of operations as a result of implementing FIN 48. The Company did not have any unrecognized tax benefits at December 31, 2008. The Company does not believe there will be any material changes in its unrecognized tax positions over the next 12 months. The Company’s policy is that it recognizes interest and penalties accrued on any unrecognized tax benefits as a component of income tax expense. As of the date of adoption of FIN 48, the Company did not have any accrued interest or penalties associated with any unrecognized tax benefits, nor was any tax-related interest expense recognized during the years ended December 31, 2008 or 2007.

Comprehensive loss

SFAS No. 130, “Reporting Comprehensive Income” (“SFAS 130”), established standards for reporting and displaying of comprehensive income and its components (revenue, expenses, gains and losses) in a full set of general-purpose financial statements. There were no differences between net loss and comprehensive loss in 2008 or 2007.

TRANSATLANTIC PETROLEUM CORP. AUDITED FINANCIAL STATEMENTS

Per share information

Basic per share amounts are calculated using the weighted average common shares outstanding during the year. The Company uses the treasury stock method to determine the dilutive effect of stock options and other dilutive instruments. Under the treasury stock method, only “in the money” dilutive instruments impact the diluted calculations in computing diluted earnings per share. Diluted calculations reflect the weighted average incremental common shares that would reflect the weighted average incremental common shares that would be issued upon exercise of dilutive options assuming the proceeds would be used to repurchase shares at average market prices for the period.

3.	Accounting changes and recent pronouncements

Changes in accounting principles

During the first quarter of 2009, the Company changed its method of accounting for oil and gas exploration and development activities from the full cost method to the successful efforts method. Accordingly, financial information for prior periods has been revised to reflect retrospective application of the successful efforts method. In general, under successful efforts, exploration expenditures such as exploratory geological and geophysical costs, delay rentals and exploration overhead are charged against earnings as incurred, versus being capitalized under the full cost method of accounting. Depreciation, depletion and amortization expense, impairments and other adjustments and income tax expense have been revised to reflect these differences. In addition, gains or losses, if applicable, are recognized on the sale of oil and gas property and equipment.

The following presents the effects of the change to the successful efforts method on the financial statements:

	Changes to the Consolidated Statements of Operations and Comprehensive Loss
(in thousands except per share amounts)	Under Full Cost	Change	As Reported Under Successful Efforts
Year Ended December 31, 2008:
Seismic and other exploration	$—	$7,901	$7,901
Net loss and comprehensive loss	8,574	7,901	16,475
Basic and diluted loss per share	0.13	0.12	0.25

Year Ended December 31, 2007:
Seismic and other exploration	$—	$—	$—
Net loss and comprehensive loss	7,937	(1,619)	6,318
Basic and diluted loss per share	0.18	(0.03)	0.15

	Changes to the Consolidated Balance Sheets
(in thousands)	Under Full Cost	Change	As Reported Under Successful Effort

December 31, 2008:
Oil and gas properties—unproved	$11,205	$(9,473)	$1,732
Property and equipment, net	52,038	(9,473)	42,565
Accumulated deficit	53,877	9,473	63,350

December 31, 2007:
Oil and gas properties—unproved	$1,572	$(1,572)	$—
Property and equipment, net	1,572	(1,572)	—
Accumulated deficit	45,303	1,572	46,875

The accumulated deficit as at December 31, 2006 was restated from $18,963,000 as previously reported under full cost method of accounting to $22,154,000 under the successful efforts method of accounting.

TRANSATLANTIC PETROLEUM CORP. AUDITED FINANCIAL STATEMENTS

Recent accounting pronouncements

In September 2006, the FASB issued SFAS No. 157, “Fair Value Measurements” (“SFAS 157”), which became effective for financial assets and liabilities of the Company on January 1, 2008 and non-financial assets and liabilities of the Company on January 1, 2009. This standard defines fair value, establishes a framework for measuring fair value and expands disclosures about fair value measurements. SFAS 157 does not require any new fair value measurements but would apply to assets and liabilities that are required to be recorded at fair value under other accounting standards. The impact, if any, to the Company from the adoption of SFAS 157 in 2009 will depend on the Company’s assets and liabilities at that time that are required to be measured at fair value.

In December 2007, FASB issued SFAS No. 141R, “Business Combinations” (“SFAS 141R”), and SFAS No. 160, “Non-controlling Interests in Consolidated Financial Statements” (“SFAS 160”). SFAS 141R requires most identifiable assets, liabilities, non-controlling interests, and goodwill acquired in a business combination to be recorded at “fair value.” The Statement applies to all business combinations, including combinations among mutual entities and combinations by contract alone. Under SFAS 141R, all business combinations will be accounted for by applying the acquisition method. SFAS 141R is effective for periods beginning on or after December 15, 2008. Accordingly, transactions costs related to acquisitions to be recorded as a reduction of earnings in the period they are incurred and costs related to issuing debt or equity securities that are related to the transaction will continue to be recognized in accordance with other applicable GAAP rules. SFAS 160 will require non-controlling interests (previously referred to as minority interests) to be treated as a separate component of equity, not as a liability or other item outside of permanent equity. The statement applies to the accounting for non-controlling interests and transactions with non-controlling interest holders in consolidated financial statements. SFAS 160 is effective for periods beginning on or after December 15, 2008 and will be applied prospectively to all non-controlling interests, including any that arose before the effective date except that comparative period information must be recast to classify non-controlling interests in equity, attribute net income and other comprehensive income to non-controlling interests, and provide other disclosures required by SFAS 160.

The FASB issued SFAS 165, “Subsequent Events” (“SFAS 165”), on May 28, 2009. SFAS 165 establishes general standards of accounting for and disclosure of events that occur after the balance sheet date but before financial statements are issued or are available to be issued. Although there is new terminology, the standard is based on the same principles as those that currently exist in the auditing standards. The standard, which includes a new required disclosure of the date through which an entity has evaluated subsequent events, is effective for interim or annual periods ending after June 15, 2009.

The Company has reviewed other recently issued, but not yet adopted, accounting standards in order to determine their effects, if any, on its consolidated results of operations, financial position and cash flows. Based on that review, the Company believes that none of these pronouncements will have a significant effect on current or future earnings or operations.

4.	Restricted cash

Restricted cash represents cash placed in escrow accounts or in certificates of deposit that are pledged for the satisfaction of liabilities or performance guarantees. At December 31, 2008 and 2007, restricted cash included: $240,000 and $240,000, respectively, for settlement of liabilities in Nigeria (see note 13); $3.0 million and $2.0 million, respectively, in a certificate of deposit supporting a $3.0 million and $2.0 million, respectively, bank guarantee of the Morocco work program (see note 15) and $28,000 in a certificate of deposit that is a collateral for a letter of credit in favor of the Oklahoma Tax Commission.

TRANSATLANTIC PETROLEUM CORP. AUDITED FINANCIAL STATEMENTS

5.	Discontinued operations and assets held for sale

In 2007, the Company designated certain oil and gas properties as held for sale in conjunction with its plan to sell its proved and undeveloped interests in the U.S, primarily in Texas. The Company recorded a write-down in 2007 of approximately $447,000. As such, the net book value of property and equipment in the U.S. is now $0, and $14,000 of asset retirement obligations remain at December 31, 2008, as essentially all of the Company’s U.S. operations have been disposed of.

In November 2007, the Company sold its South Gillock and State Kohfeldt Units, as well as the shallow rights over the South Gillock Unit, for $4.0 million, and the buyer assumed an estimated $2.0 million in plugging and abandonment liability associated with the units.

In addition, the Company sold its Jarvis Dome property in October 2007 for $250,000. Two properties in Oklahoma have not been sold. In connection with the acquisition of Incremental, the Company acquired interests in non-operated properties in California. As a result of acquiring these properties in California, previously reported U.S. discontinued operations are now continuing and the results of operations in 2008 and 2007 previously reported as discontinued have been reclassified to operating revenues, costs and expenses.

6.	Property and equipment

(a)	Oil and gas properties: The following table sets forth the capitalized costs under the successful efforts method for oil and gas properties, as of December 31, 2008 and 2007 (in thousands):

	December 31,
	2008	2007
Oil and gas properties, unproved
Morocco	$103	$—
Romania	402	—
Turkey	1,227	—

	$1,732	$—

The oil and gas properties that are revenue producing at this time have no book value and therefore no depletion has been recorded. Uncertainties affect the recoverability of these costs as the recovery of the costs outlined above are dependent upon the Company obtaining government approvals, obtaining and maintaining licenses in good standing and achieving commercial production or sale.

Morocco:

In May 2006, the Company was awarded the Tselfat exploration permit in northern Morocco. In August 2007, the Company reached an agreement to farmout 50% of its interest in the Tselfat permit to a joint interest partner, Sphere Petroleum QSC (“Sphere”). In exchange for an option to acquire 50% of the Company’s interest in the Tselfat permit, Sphere agreed to fund the costs of an evaluation work program which included acquisition of a 3-D seismic survey and additional geological studies. Upon its exercise of the option, Sphere would fund the drilling and testing of an exploratory well and replace the Company’s bank guarantee deposited with the Moroccan government. In April 2008, Sphere assigned all of its interests in the Tselfat option and farmout agreement to Longe. The Company acquired Longe in December 2008. As a result, the Company retains a 100% working interest in the Tselfat permit.

In June 2005, the Company was awarded the Guercif-Beni Znassen reconnaissance license in northern Morocco. In January 2008, the Company converted a portion of its Guercif-Beni Znassen reconnaissance license into two exploration permits pursuant to a Petroleum Agreement and the companion Association Contract (the “Petroleum Agreement”) dated November 2, 2007, with the

TRANSATLANTIC PETROLEUM CORP. AUDITED FINANCIAL STATEMENTS

national oil company of Morocco, Office National des Hydrocarbures et des Mines (“ONHYM”). Pursuant to the Petroleum Agreement, the Company committed to a work program during the initial three-year term, pursuant to which the Company has re-entered, logged and tested a well previously drilled in the area, and is required to acquire 300 square kilometers of 2-D seismic and reprocess and reinterpret an aerogravity and magnetic survey. Pursuant to a participation agreement between the Company (30%), Stratic Energy Corporation (“Stratic”) (20%) and Sphere (50%), Sphere agreed to bear the entire cost of the initial three-year work program to earn its 50% interest in the two Guercif exploration permits. In addition, Sphere posted the required bank guarantee for the initial work program with the Moroccan government and Sphere agreed to reimburse the Company for approximately $680,000 of historical expenditures. In April 2008, Sphere assigned all of its interests in the Guercif participation agreement to Longe, which replaced the Sphere bank guarantee upon completion and acceptance of the transfer documentation. The Company acquired Longe in December 2008. As a result, the Company retains an 80% working interest in the Guercif permits.

In July 2008, the Company agreed to farm-in to the Ouezzane-Tissa and Asilah exploration permits held by Direct Petroleum Morocco, Inc. and Anschutz Morocco Corporation (collectively, “Direct”) in northern Morocco. Under the farm-in agreement, the Company will earn a 50% interest in the Ouezzane-Tissa and Asilah exploration permits by carrying Direct for 100% of the costs of drilling three wells on the Ouezzane-Tissa and Asilah permits. If one of the three wells is a commercial success, as defined in the farm-in agreement, then the Company would carry Direct in the drilling of a fourth well.

The Company’s interests in each of its Moroccan exploration permits are subject to the 25% interest held by ONHYM, which is carried by the Company and its partners during the exploration phase but ONHYM pays its share of costs in the development phase. The Company will continue as operator of the Guercif and Tselfat exploration permits during the initial three-year period and is also the operator of the Ouezzane-Tissa and Asilah exploration permits. Each of the Company’s Moroccan exploration permits are for an eight-year term divided into three periods.

During 2008, the Company incurred approximately $2.4 million in seismic related cost and capitalized $103,000 of wellsite preparation related to projects in Morocco. The Company also recorded $5.5 million in unproved oil and gas properties as a result of the Longe acquisition (see note 14).

Romania:

The Company capitalized $402,000 during 2008 for wellsite preparation in Romania. The Company incurred $1.6 million of expenditures related to seismic surveys completed at the end of 2006 in Romania.

In February 2006, the Company was awarded three onshore production licenses in Romania, the Izvoru, Vanatori and Marsa licenses. The licenses were awarded to the Company based upon its commitment to perform certain work programs on each of the respective fields over the next three years, including shooting seismic and drilling or re-entering wells. There is no current production from any of the fields. The Company is the operator and 100% working interest owner of the fields. The Company entered into petroleum agreements with the Romanian government covering each license, which were finalized in September 2007 and expire in August 2010.

In September 2008, the Company agreed with Sterling Resources Ltd. (“Sterling”) to farm-in to Sterling’s Sud Craiova Block E III-7 in western Romania. In exchange for a 50% working interest, the Company agreed to drill three exploration wells on the Sud Craiova license. At casing point in each well, Sterling and TransAtlantic will each elect whether to proceed to completion and will each bear their proportionate share of completion and infrastructure costs. Sterling will remain operator of the Sud Craiova license.

TRANSATLANTIC PETROLEUM CORP. AUDITED FINANCIAL STATEMENTS

Turkey:

In June 2006, the Company was awarded three onshore exploration licenses in southeastern Turkey. In March 2008, the Company announced that it had agreed to farmout 75% of its interest in two of its licenses, Blocks 4173 and 4174, in Turkey. The party who farmed in is obligated to drill an exploration well on one of the two blocks at its cost before the end of 2008.

In July 2007, the Company was awarded three additional onshore exploration licenses, Blocks 4268, 4269 and 4270, all of which are in southeastern Turkey on the border with Iraq. The three new licenses expire in June 2011. Upon a commercial discovery, each exploration license would be converted to a 20-year production lease which bears a 12.5% royalty. These additional licenses will also involve a work program, including technical studies, reprocessing of data and contingent plans for drilling wells. The Company is the operator and 100% working interest owner of these licenses.

In September 2008, the Company agreed with Incremental to farm-in to its License 4262 in southeastern Turkey. In exchange for a 60% working interest, the Company will drill one exploration well on License 4262. At casing point, Incremental and TransAtlantic will each elect whether to proceed to completion and will each bear their proportionate share of completion and infrastructure costs. By drilling this well, the Company will also earn an undivided 75% working interest in four additional licenses owned by Incremental located south of License 4262. The Company’s participation in these licenses has been approved by the Turkish General Directorate of Petroleum Affairs (“GDPA”). The GDPA has approved the Company as operator of License 4262, and subject to GDPA’s approval, the Company will become the operator of the other four licenses. The Company capitalized $1.2 million in wellsite preparation and drilling for the well in progress at December 31, 2008.

Other:

The Company incurred and expensed $5.2 million in costs during the year ended December 31, 2008 for international oil and gas activities, including $1.4 million for a workover in Morocco, compared to $2.3 million in costs for international oil and gas activities for the year ended December 31, 2007. The Company also received expense reimbursements related to projects totaling $832,000 in Morocco from Longe and $150,000 from an unrelated farm-in partner. Excluding the workover expense and partner reimbursements, the Company expensed $4.8 million in 2008 compared to $2.3 million for the year ended December 31, 2007, towards the pre-acquisition, reconnaissance and evaluation of the Company’s international oil and gas activities, including those conducted in Morocco, Romania and Turkey, including technical, professional and administrative costs related to expanded offices in each country.

(b)	Drilling services and other equipment: The historical cost of other property and equipment, presented on a gross basis with accumulated depreciation is summarized as follows (in thousands):

	December 31,
	2008	2007
Drilling rigs, tubulars and equipment	$40,217	$—
Vehicles	301	—
Office equipment and furniture	368	—

Total cost	$40,886	$—
Accumulated depreciation	(53)	—

Net other property and equipment	$40,833	$—

TRANSATLANTIC PETROLEUM CORP. AUDITED FINANCIAL STATEMENTS

7.	Asset retirement obligations

As part of its development of oil and gas opportunities, the Company incurs asset retirement obligations (“ARO”) on its properties. The Company’s ARO results from its responsibility to abandon and reclaim its net share of all working interest properties. At December 31, 2008, the net present value of the Company’s total ARO is estimated to be $14,000, with the undiscounted value being $14,000. An inflation rate of 2% was assumed and a discount rate of 7% was used to calculate the present value of the ARO.

(in thousands)	Year ended December 31, 2008	Year ended December 31, 2007
Beginning balance	$8	$1,939
Liabilities incurred	—	26
Accretion expense	6	72
Liabilities sold (note 5)	—	(2,029)

Ending balance	$14	$8

8.	Loans payable

In April 2007, the Company entered into a $3.0 million short-term standby bridge loan from Quest Capital Corp. (“Quest”). The Company drew down $3.0 million on the loan in the second quarter of 2007. In August 2007, the Company and Quest increased the loan facility to $4.0 million and the Company drew down the additional $1.0 million. Quest and the Company currently have one director in common. At the time of the Quest transactions, the Company and Quest had two directors in common. Transactions with Quest were conducted at their exchange amount. The Company issued 503,823 common shares to Quest at an aggregate value of approximately $359,000 as it drew on the loan (see note 9). In November 2007, the Company paid down $2.0 million in principal on the loan and extended the maturity date on the outstanding principal balance of $2.0 million to March 31, 2008. Quest extended the maturity date to April 30, 2008 to facilitate the closing of the Riata loan described below.

On April 8, 2008, Riata Management, LLC (“Riata”), a member of the Riata Group, loaned the Company $2.0 million, which the Company used to repay the $2.0 million loan due to Quest. The Company paid the loan from Riata in full on May 30, 2008, and no interest was due in accordance with the agreement.

On November 28, 2008, the Company entered into a credit agreement with Dalea Partners, LP (“Dalea”). The purpose of the Dalea credit agreement is to fund the all cash takeover offer by TransAtlantic Australia Pty. Ltd., a wholly-owned subsidiary of the Company (“TransAtlantic Australia”), for all of the outstanding shares of Incremental.

Pursuant to the Dalea credit agreement, as amended, until March 31, 2009, the Company was entitled to request advances from Dalea up to the lesser of (i) the actual amount necessary to purchase such number of shares of Incremental as have been acquired (the “Incremental Transaction”) in connection with the offer for such shares plus related transaction costs and expenses or (ii) $69,000,000. Advances under the credit agreement are denominated in U.S. Dollars, but are advanced in Australian Dollars at an agreed upon currency exchange rate of US $0.7024 to AUD $1.00. The Company was entitled to use the amounts borrowed under the credit agreement only to fund the consummation of the Incremental Transaction by TransAtlantic Australia and to fund the costs and expenses associated therewith.

The aggregate unpaid principal balance, together with all accrued but unpaid interest will be immediately due and payable by the Company upon the earliest of (i) one year from the closing date of the Incremental Transaction; (ii) the date of any change in ownership of or control or direction over, directly or indirectly, 20% or more of the outstanding voting securities of the Company; and (iii) the occurrence of an event of default.

TRANSATLANTIC PETROLEUM CORP. AUDITED FINANCIAL STATEMENTS

The total outstanding balance of the advances made under the credit agreement accrue interest at a rate of ten percent (10%) per annum, calculated daily and compounded quarterly. Interest is payable by the Company on the first day of each March, June, September and December. Following an event of default, the outstanding balance will accrue additional interest at a rate of four percent (4%) per annum until the event of default is cured or waived. The Company may prepay the loan at any time before maturity without penalty.

The credit agreement is secured by all of the personal property or assets of TransAtlantic (Holdings) Australia Pty. Ltd., including all of the ordinary shares in the capital of TransAtlantic Australia.

The credit agreement contains certain covenants that will limit the ability of the Company and its subsidiaries to, among other things, change the name of the Company or any of its subsidiaries, create liens, issue shares of any subsidiary, declare or pay dividends on share capital, redeem or repurchase shares, sell assets, borrow money from third parties, pay out indebtedness to non-arm’s length parties or guarantee indebtedness. In addition, any proceeds received by the Company or any subsidiary from a sale of assets outside the ordinary course of business or from equity or debt financings shall be paid first to Dalea up to the amount outstanding under the credit agreement.

The Company reached an agreement with Dalea to amend the Dalea credit agreement to increase the loan facility by $14.0 million to allow the use of funds for general corporate purposes. There were no amounts outstanding under the credit agreement as of December 31, 2008. The Company had $64.6 million outstanding pursuant to the credit agreement as of June 23, 2009, when the loan was repaid in full. Interest expense paid during the term of the loan totaled $2 million.

9.	Common Stock

December 2008 private placement and Longe acquisition

In December 2008, the Company acquired 100% of the issued and outstanding shares of Longe Energy Limited (“Longe”) from Longfellow Energy, LP, a member of the Riata Group, in consideration for the issuance of 39,583,333 common shares of the Company, valued at $0.71 per share, and 10,000,000 common share purchase warrants. Each warrant entitles the holder to purchase one common share at an exercise price of $3.00 per share through December 30, 2011. Concurrently, the Company issued 35,416,667 common shares at a price of $1.20 per share in a private placement with Dalea, Riata TransAtlantic, LLC (“Riata TransAtlantic”), Matthew McCann and other purchasers that have relationships with Mr. Mitchell resulting in gross proceeds of $42.5 million. Mr. McCann is the chief executive officer and a director of the Company. The Company recorded $1.1 million in transaction costs for the Longe acquisition and the concurrent private placement.

April and May 2008 private placement

In April and May 2008, the Company issued 10,000,000 common shares and 25,000,000 common shares, respectively, to Riata TransAtlantic, Dalea and certain friends and family of Mr. Mitchell in connection with a two-stage private placement transaction announced in March 2008. Riata TransAtlantic is also a member of the Riata Group. The private placements resulted in gross proceeds of Cdn $12 million.

December 2006 private placement

The Company issued 4,500,000 Units at $0.85 per Unit for gross proceeds of $3.8 million. Each Unit consisted of one common share and one common share purchase warrant. Each warrant entitled the holder to acquire one common share at a price of $1.05 through December 4, 2008. A total of 1,440,353 warrants were exercised during 2008, and the remaining warrants expired December 4, 2008.

TRANSATLANTIC PETROLEUM CORP. AUDITED FINANCIAL STATEMENTS

Stock option plan

The Company’s Amended and Restated Stock Option Plan (the “Option Plan”) was terminated on June 16, 2009. All outstanding awards issued under the Option Plan will remain in full force and effect. The number of shares issuable pursuant to the Option Plan and under any stock-based compensation arrangements the Company may have from time to time, shall not exceed 10% of the aggregate issued and outstanding common shares, on a non-diluted basis, at the time of grant of an option (subject to certain adjustments). There were 1,549,580 common shares reserved for issuance under the Option Plan as of December 31, 2008. Designated employees of the Company, including officers and directors, certain contractors and outside directors of the Company are eligible to receive options to purchase common shares. The Option Plan is administered by the compensation committee of the Company’s board of directors. All options presently issued under the Option Plan have a five-year expiry.

Pursuant to the Option Plan, the Company granted options to acquire 100,000 common shares on August 1, 2008. All the options were granted with a five year term exercisable at $1.35 per share. All of the granted options vest in three equal installments over a two year period, with one-third vesting on the date of the grant; and the remaining two-thirds vesting on August 1, 2009 and 2010.

Pursuant to the Option Plan, the Company granted options to acquire 340,000 common shares on June 11, 2008. All the options were granted with a five year term exercisable at $1.23 per share. All of the granted options vest in three equal installments over a two year period, with one-third vesting on the date of the grant; and the remaining two-thirds vesting on June 11, 2009 and 2010.

Pursuant to the Option Plan, the Company granted options to acquire 915,000 common shares on December 4, 2007. All of the options were granted with a five-year term exercisable at $0.31 per share. The options were issued on three different vesting schedules. 165,000 of the options issued vested immediately. As to 600,000 of the options issued, one-third vested immediately, one-third will vest in one year and one-third will vest in two years. As to 150,000 of the options issued, one-third vested immediately, one-third vested on March 31, 2008 and one-third vested on December 31, 2008.

Pursuant to the Option Plan, the Company also granted options to acquire 1,355,000 common shares on January 10, 2007. All of the options were granted with a five-year term exercisable at $1.00 per share. The options were issued on two different vesting schedules. As to 405,000 of the options issued, one-half vested immediately and one-half vested on January 10, 2008. As to 950,000 of the options issued, one-third vested immediately, one-third vested on January 10, 2008 and one-third will vest on January 10, 2009.

Based upon these terms, a Black-Scholes pricing model derives a fair value for the grants of approximately $583,000 and $554,000 recognized as stock-based compensation expense for the years ended December 31, 2008 and 2007, respectively. At December 31, 2008, the unamortized amount of stock-based compensation expense was $283,000.

The estimated weighted average grant date fair value of options issued during 2008 and 2007 was $1.16 and $0.40, respectively, determined using the Black-Scholes pricing model with the following assumptions:

Option Value Inputs	2008	2007
Risk free interest rate	1.7%	4.2%
Expected option life	5 Years	5 Years
Volatility in the price of the Company’s shares	74-77%	71-172%
Forfeiture	10%	10%

TRANSATLANTIC PETROLEUM CORP. AUDITED FINANCIAL STATEMENTS

Details of the Option Plan at December 31, 2008 and 2007 are presented below.

	2008		2007
(Shares in thousands)	Number of options	Weighted average exercise price	Number of options	Weighted average exercise price
Outstanding at beginning of year	4,285	$0.80	2,280	$0.87
Granted	440	1.25	2,270	0.72
Expired	(65)	(0.93)	(80)	(0.82)
Exercised	(247)	(0.60)	(185)	(0.74)

Outstanding at end of year	4,413	$0.85	4,285	$0.80

Exercisable at end of year	3,553	$0.83	2,957	$0.83

The following table summarizes information about stock options as at December 31, 2008 (Shares in thousands):

Options Outstanding
Range of Prices		Number outstanding	Weighted- average options exercisable remaining contractual life	Weighted- average exercise price	Number exercisable	Weighted- average exercise price
Low	High
			(years)
$0.31	$0.74	815	3.93	$0.31	565	$0.31
$0.75	$0.99	1,495	1.01	$0.84	1,495	$0.84
$1.00	$1.20	1,680	2.88	$1.03	1,363	$1.03
$1.23	$1.32	423	4.48	$1.25	130	$1.25

		4,413	2.59	$0.85	3,553	$0.83

10.	Income taxes

The income tax provision differs from the amount that would be obtained by applying the Canadian basic federal and provincial income tax rate to net loss for the year as follows:

(In thousands)	2008	2007
Statutory tax rate	29.50%	32.12%
Loss before tax	$(16,475)	$(6,318)
Expected income tax reduction	(4,860)	(2,029)
Increase (decrease) resulting from
Stock-based compensation	172	178
Change in enacted tax rates	(366)	787
Expiration of tax deductions	102	95
Change in valuation allowance	5,160	1,154
Other	(208)	(185)

Total	$—	$—

TRANSATLANTIC PETROLEUM CORP. AUDITED FINANCIAL STATEMENTS

The components of the net future income tax asset at December 31, 2008 and 2007 are as follows:

(In thousands)	2008	2007
Future income tax liabilities
Property and equipment	$—	$—
Future income tax assets
Property and equipment	260	268
Operating loss carry-forwards	18,849	13,844
Capital loss carry-forwards	1,112	959
Share issue costs	54	112
Debt financing fees	68	—
Valuation allowance	(20,343)	(15,183)

Net future income tax asset (liability)	$—	$—

The Company has accumulated losses or resource-related deductions available for income tax purposes in Canada and the U.S. No recognition has been given in these consolidated financial statements to the future benefits that may result from the utilization of losses for income tax purposes. The Company has non-capital tax losses in Canada of approximately $2.9 million which expire commencing in 2009 and non-capital losses in the U.S. of approximately $34 million which expire commencing in 2009. The Company has capital losses in Canada of approximately $7.7 million which have no expiry date.

11.	Segment information

As of December 31, 2008, the Company and its subsidiaries operate in two industry segments, exploration and production of oil and natural gas (“E&P”) and drilling services, within three reportable geographic segments: Morocco, Romania, and Turkey. Segment assets, net revenues and net loss in each of its reportable segments are as follows:

	Corporate and Other	Romania	Turkey	Morocco	Total
	(in thousands)
At December 31, 2008
Segment assets	$39,480	$2,381	$10,230	$29,163	$81,254
Year ended December 31, 2008
Net revenues	$111	$—	$—	$—	$111
Net loss	$4,736	$708	$916	$10,115	$16,475
At December 31, 2007
Segment assets	$2,539	$309	$63	$2,196	$5,107
Year ended December 31, 2007
Net revenues	$653	$—	$—	$—	$653
Net loss	$4,556	$811	$239	$712	$6,318

	Exploration & Production	Drilling Services	Corporate and Other	Total
	(in thousands)
At December 31, 2008
Segment assets	$14,334	$35,749	$31,171	$81,254
Year ended December 31, 2008
Net revenues	$—	$—	$111	$111
Net loss	$10,688	$1,051	$4,736	$16,475
At December 31, 2007
Segment assets	$2,568	$—	$2,539	$5,107
Year ended December 31, 2007
Net revenues	$—	$—	$653	$653
Net loss	$1,762	$—	$4,556	$6,318

TRANSATLANTIC PETROLEUM CORP. AUDITED FINANCIAL STATEMENTS

12.	Financial instruments

Cash and cash equivalents, receivables, restricted cash, accounts payable and accrued liabilities were each estimated to have a fair value approximating the carrying amount due to the short maturity of those instruments.

Interest rate risk

The Company is exposed to interest rate risk as a result of its fixed rate notes and its variable rate short-term cash holdings. Interest rate changes would result in gains or losses in the market value of the Company’s fixed rate debt due to differences between the current market interest rates and the rates governing these instruments.

Foreign currency risk

The Company has underlying foreign currency exposure. The Company’s currency exposures relate to transactions denominated in the Australian Dollar, Canadian Dollar, British Pound, European Union Euro, Romanian New Lei, Moroccan Dirham and Turkish New Lira. Foreign currency forward contracts have not been used to manage exchange rate fluctuations. The Company agreed to a fixed currency exchange rate of US $0.7024 to AUD $1.00 in the credit agreement with Dalea (see note 8). The facility was undrawn at year-end. There were no amounts outstanding under the credit agreement at December 31, 2008. The Company had borrowed $64.6 million (AUD$92.0 million) under this facility as of June 23, 2009 when the loan was repaid in full.

Concentration of credit risk

The majority of the Company’s receivables are within the oil and gas industry, primarily from its industry partners and government agencies. The receivables are not collateralized. To date, the Company has experienced minimal bad debts, and has no allowance for doubtful accounts as of December 31, 2008 and 2007. The majority of the Company’s cash and cash equivalents are held by two financial institutions in Canada and Texas.

13.	Settlement provision

In conjunction with the sale of the Company’s Bahamian subsidiary effective June 20, 2005, the Company deposited $1.76 million into an escrow account to address any liabilities and claims relating to prior operations in Nigeria. Pursuant to an agreement reached in 2007, a net amount of $306,000 of the escrow amount was allocated and recently paid with respect to fiscal years 1998 through 2004. In April 2007, $415,000 of the escrow amount was released to the Company. Accordingly in the second quarter of 2007, the Company recorded $102,000 of interest income (on amounts held in escrow since 2005) and a reduction in the settlement provision of $313,000. The remaining potential liability to the Company includes taxes owed for the period January through June 2005, and the Company expects the remaining escrow amount of $240,000 to be sufficient to cover any potential liabilities. In addition, the Company agreed to pay a bonus to its President for his efforts in completing this transaction equivalent to 3.75% of the deferred payments, if and when received, up to a maximum of $600,000. The Company does not expect to receive any deferred payments.

14.	Acquisitions

On September 19, 2008, the Company entered into a purchase agreement to acquire all of the issued and outstanding shares of Longe from Longfellow, both members of the Riata Group, and make a concurrent private placement of TransAtlantic common shares. The transactions closed on December 30, 2008 (the “Closing Date”). Longe’s activity to date has been to acquire oilfield service equipment and exploration

TRANSATLANTIC PETROLEUM CORP. AUDITED FINANCIAL STATEMENTS

licenses in Morocco. Longe, a private Bermuda limited company, was incorporated on April 14, 2008 and became an indirect wholly-owned subsidiary of the Company on December 30, 2008. Pursuant to the terms of the purchase agreement, the Company acquired all of the issued and outstanding shares of Longe in consideration for the issuance of 39,583,333 common shares and 10,000,000 common share purchase warrants. Each warrant entitles the holder to purchase one common share at an exercise price of $3.00 per share through December 30, 2011. Concurrently with the acquisition, the Company issued 35,416,667 common shares at a price of $1.20 per share in a private placement with Dalea, Riata TransAtlantic, Mr. McCann and other purchasers that have relationships with Mr. Mitchell, resulting in gross proceeds of $42.5 million to the Company.

The operations of Longe did not meet the definition of a business in accordance with SFAS 141R, and Emerging Issues Task Force No. 98-3, “Determining Whether a Nonmonetary Transaction Involves Receipt of Productive Assets or of a Business.” Accordingly, assets acquired and liabilities assumed were recorded at their estimated fair values in accordance with U.S. GAAP.

The purchase price of the Longe acquisition is as follows:

(in thousands)
Fair value of TransAtlantic common shares	$28,104
Fair value of TransAtlantic common share purchase warrants	5,228
Transaction costs	484

Total Purchase Price	$33,816

The fair value of TransAtlantic’s common shares used in determining the purchase price was $0.71 per share based on the closing price of TransAtlantic’s common shares on December 30, 2008. The fair value of the 10 million TransAtlantic common share purchase warrants was determined using the Black-Scholes pricing model with the following assumptions: stock price of $0.71; volatility of 169%; dividend rate of 0%; risk-free interest rate of 1.67%; and term of three years.

Transaction costs include fees for legal, accounting, exchange fees, printing and filing services, expenses related to the special committee formed of independent directors to evaluate and recommend the Longe acquisition and the special shareholder meeting held to approve the Longe acquisition.

Consistent with the purchase method of accounting, the total purchase price is allocated to the acquired tangible assets and assumed liabilities of Longe based on their fair values as of the Closing Date. The allocation of net assets acquired is as follows:

(in thousands)
Property and equipment	$32,350
Deposits on equipment	2,508
Other	128
Accounts payable	(1,170)

Total net assets acquired	$33,816

Under the terms of the purchase agreement, TransAtlantic assumed Longe’s existing work commitments for drilling and other exploratory activities under its exploration permits in Morocco.

15.	Commitments and contingencies

As of December 31, 2008, the Company had remaining work program commitments of $2.0 million under its Guercif exploration permits and $1.0 million under its Tselfat exploration permit in Morocco that are

TRANSATLANTIC PETROLEUM CORP. AUDITED FINANCIAL STATEMENTS

supported by fully-funded bank guarantees. The bank guarantees are reduced periodically based on work performed. In the event the Company fails to perform the required work commitments, the remaining amount of the bank guarantees would be forfeited.

Normal purchase arrangements are excluded as they are discretionary and/or being performed under contracts which are cancelable immediately or with a 30-day notification period.

On December 18, 2008, the Company amended the lease term for its office space in Dallas, Texas. The lease expires on July 31, 2011. During 2008, the Company entered into three-year leases for two offices and an apartment, along with one-year leases for an apartment and an operations yard in Morocco as well as one-year leases for an office and apartment in Romania. The Company entered into a five-year lease for an operations yard in Turkey with the Riata Group. The Company’s aggregate annual commitments are as follows:

	Payments due by year
	Total	2009	2010	2011	2012	thereafter
	(in thousands)
Leases	$1,819	$526	$480	$328	$243	$242
Permits	10,861	8,280	2,581	—	—	—
Contracts	16,100	10,550	5,500	50	—	—

	$28,781	$19,356	$8,561	$378	$243	$242

On March 3, 2009, the Company amended the lease for the Dallas office space adding an additional 2,982 square feet increasing the total space under contract to 8,794 square feet. The existing term for the entire space was extended to December 31, 2013. The 2009 lease amendment is not included in the annual lease commitments shown in the table above but will increase the total commitment by $759,000.

16.	Related party transactions

The Company has entered into various transactions with Mr. Mitchell and the Riata Group, a group of companies formed and owned or controlled by Mr. Mitchell that are primarily focused on investing in international energy opportunities.

On April 8, 2008, the Company entered into a $2.0 million short-term loan with Riata, a member of the Riata Group and used the proceeds to repay the Quest loan in full. The Company paid the Riata loan in full on May 30, 2008 in connection with the closing of the second stage of the private placement announced in March 2008.

In addition, on April 8, 2008, Dalea, which is also a member of the Riata Group, purchased 10,000,000 common shares from the Company at Cdn $0.30 per share pursuant to the first stage of the private placement announced in March 2008, and on May 30, 2008, Dalea and Riata TransAtlantic purchased a further 12,630,000 common shares from the Company at Cdn $0.36 per share pursuant to the second stage of the private placement. Mr. McCann also participated in the second stage of the private placement, purchasing 1,100,000 common shares of the Company. However, neither Mr. Mitchell nor Mr. McCann were related parties of the Company on March 28, 2008 when the Riata Group first agreed that it or its associates would participate in the private placement and provide the short-term loan to the Company.

Effective May 1, 2008, the Company and members of the Riata Group entered into a services agreement under which the Company and members of the Riata Group agreed to provide technical and administrative services to each other from time to time on an as-needed basis. The Company recorded expenditures for the year ended December 31, 2008 of $4.6 million for goods and services provided by the Riata Group, of which $1.5 million was included in accounts payable at December 31, 2008. The Company received a reimbursement of expenses in the amount of $832,000 from Longe related to Longe’s participation in the

TRANSATLANTIC PETROLEUM CORP. AUDITED FINANCIAL STATEMENTS

Company’s Moroccan exploration permits. In addition, the Company paid $740,000 to the Riata Group for additional drilling equipment delivered at closing of the Longe acquisition. Payables in the amount of $1.5 million due to the Riata Group at the end of 2008 were settled in cash during the first quarter of 2009. There were no amounts due from the Riata Group at December 31, 2008.

In July 2008, Longfellow Energy, L.P. (“Longfellow”), a member of the Riata Group, guaranteed the obligations of the Company and Longe under the farmout agreement concerning the Ouezzane-Tissa and Asilah exploration permits in Morocco up to a maximum of $25.0 million.

In August 2008, the Company announced that it changed its operating strategy from a prospect generator to a vertically integrated project developer. To execute this new strategy, on December 30, 2008 the Company acquired 100% of the issued and outstanding shares of Longe from Longfellow in consideration for the issuance of 39,583,333 common shares of the Company and 10,000,000 common share purchase warrants. Each common share purchase warrant entitles the holder to purchase one common share of the Company at an exercise price of $3.00 per share through December 30, 2011. Concurrently, the Company issued 35,416,667 common shares at a price of $1.20 per share in a private placement with Dalea, Riata TransAtlantic, Mr. McCann and other purchasers that have relationships with Mr. Mitchell, resulting in gross proceeds of $42.5 million.

In November 2008, in connection with the pending acquisition of Longe, the Company and Longe agreed that the Company suspend billing Longe for work that the Company was conducting for its Moroccan operations. As a result, the Company recorded approximately $1.0 million in related expenses that it would have billed to Longe had the Longe acquisition not been completed.

On November 28, 2008, the Company entered into a credit agreement with Dalea. The purpose of the Dalea credit agreement is to fund the all cash takeover offer by TransAtlantic Australia for all of the outstanding shares of Incremental. As of March 31, 2009, the Company had borrowed $59.0 million from Dalea pursuant to the credit agreement for the acquisition of 96% of the outstanding Incremental shares (see note 17).

On December 31, 2008, the Company entered into bills of sale and assignment with Viking Drilling, LLC (“Viking”), a member of the Riata Group. Under the terms of the bills of sale and assignment, the Company purchased at cost certain oilfield equipment and other assets from Viking for use in Turkey, Morocco and Romania. The cash consideration paid by the Company was $8.3 million.

17.	Subsequent events

Incremental

On October 27, 2008, the Company announced its intention to make a cash takeover offer (the “Offer”) through TransAtlantic Australia Pty. Ltd., a wholly-owned subsidiary of the Company (“TransAtlantic Australia”), for all of the outstanding common shares of Incremental, an international oil and gas company that was publicly traded on the Australian Stock Exchange. The Offer expired on March 6, 2009. As of March 6, 2009, the Company owned common shares of Incremental, representing approximately 65.4% of Incremental’s outstanding common shares, and had received offers to acquire an additional approximately 11.6% of Incremental’s outstanding common shares. On March 20, 2009, the Company purchased 15,025,528 common shares of Incremental from Mr. Mitchell. The Company acquired these shares from Mr. Mitchell for cash at a price of AUD $1.085 per share, the same price per share and pursuant to the same terms as the shares acquired from Incremental’s other shareholders, none of whom had any relationship with the Company. Incremental was delisted from the Australian Stock Exchange on March 26, 2009. At March 31, 2009, the Company had paid for and owned approximately 96% of the common shares of Incremental. On April 20, 2009, the Company paid for and completed the acquisition of the remaining 4% of Incremental’s common shares through an Australian statutory procedure. These shares were acquired at the same price per share as the previous share purchases. In addition, the Company agreed to purchase all of the outstanding options to acquire common shares of Incremental. On April 8, 2009, in exchange for the assignment of the Incremental options to the Company, the Company paid the Incremental option holders an aggregate of $721,000 in cash and issued them an aggregate of 101,585 common shares of the Company and 829,960 common share purchase warrants of the Company. Each warrant is exercisable through April 2, 2012 and entitles the holder to purchase one common share of the Company at an exercise price of $1.20 per share. The common shares and common share purchase warrants were issued pursuant to an exemption from registration under Regulation S of the Securities Act of 1933, as amended. The acquisition of Incremental was accounted for as a business combination.

TRANSATLANTIC PETROLEUM CORP. AUDITED FINANCIAL STATEMENTS

Long-Term Incentive Plan

On February 9, 2009 the board of directors approved the TransAtlantic Petroleum Corp. 2009 Long-Term

Incentive Plan (“the Plan”) under which the Company plans to award restricted stock units or other share-based compensation to certain of its directors, officers, employees and consultants. The Plan was approved by the Company’s shareholders on June 16, 2009.

Share Issuance

On June 22, 2009, the Company closed a Regulation S offering of common shares outside the United States and a concurrent Regulation D private placement inside the United States. In the aggregate, the Company sold 98,377,300 common shares at a price of Cdn$1.65 per common share, raising gross proceeds of approximately $143.1 million. Of the 98,377,300 common shares sold, 41,818,000 common shares were sold to Dalea. In connection with these offerings, the Company entered into a registration rights agreement providing for the registration of up to 98,377,300 common shares issued in these offerings (the “June Registrable Securities”). Pursuant to the registration rights agreement, on July 20, 2009, the Company filed a registration statement on Form S-1 registering the resale of 55,544,300 common shares. The registration statement was declared effective on September 29, 2009. The Company is required to use its commercially reasonable efforts to keep the registration statement effective until all of the June Registrable Securities have been sold or may be sold pursuant to Rule 144 of the Securities Act of 1933, as amended, by non-affiliates of the Company. The Company will pay the holders of the Registrable Securities liquidated damages in cash equal to 1% of the purchase price of the Registrable Securities held by them on December 20, 2009 (approximately $865,000 or Cdn$916,000), if the Company (a) is not on such date subject to the reporting requirements of Section 13 or 15(d) of the Securities Exchange Act of 1934, as amended (the “Exchange Act”); (b) has not been for a period of at least 90 days immediately before such date, subject to the reporting requirements of Section 13 or 15(d) of the Exchange Act; or (c) has not filed all required reports under Section 13 or 15(d) of the Exchange Act, as applicable, during the twelve months preceding such date, other than Form 8-K reports, as a result of which the holders of June Registrable Securities who are not affiliates of the Company would not be able to sell their June Registrable Securities under Rule 144.

Notwithstanding the foregoing, in no event will Dalea, an entity controlled by the Company’s chairman, Mr. Mitchell, be entitled to receive any liquidated damages under the registration rights agreement. The Company has not recorded a liability for liquidated damage payments under the registration rights agreement.

Continuance

On July 14, 2009, the Company’s shareholders approved a plan of arrangement under the “Business Corporations Act” (Alberta), involving the Company and its shareholders, pursuant to which the Company would be continued under the “Companies Act 1981 of Bermuda”. The Company completed the continuance to Bermuda under the name “TransAtlantic Petroleum Ltd.” effective October 1, 2009.

Energy Operations Turkey

On July 23, 2009, the Company’s wholly-owned subsidiary, TransAtlantic Worldwide Ltd., acquired all of the ownership interests in Energy Operations Turkey, LLC (“EOT”) for total consideration of $7.8 million. EOT’s assets include a 50% interest in License 3118 in southeastern Turkey, interests in ten other exploration licenses in southern and southeastern Turkey, inventory and seismic data. In connection with the purchase of EOT, TransAtlantic Worldwide Ltd. entered into a promissory note with the sellers in the amount of $1.5 million due July 23, 2010. The note bears interest at a fixed rate of 3% per annum.

TRANSATLANTIC PETROLEUM CORP. AUDITED FINANCIAL STATEMENTS

Drilling Rig Purchase

On July 27, 2009, the Company’s wholly-owned subsidiary, Viking International Limited (“Viking International”), purchased a drilling rig and associated equipment from Viking Drilling, LLC (“Viking Drilling”). Dalea owns 85% of Viking Drilling. Viking International paid $1.5 million in cash for the drilling rig and entered into a note to Viking Drilling in the amount of $5.9 million. The note is due and payable on August 1, 2010, bears interest at a fixed rate of 10% per annum and is secured by the drilling rig and associated equipment. Interest under the note is payable quarterly on November 1, 2009, February 1, 2010, May 1, 2010 and August 1, 2010.

Offering of Common Shares

On November 24, 2009, the Company closed a Regulation S offering of common shares outside the United States and a concurrent Regulation D private placement of common shares inside the United States. In the aggregate, the Company sold 48,298,790 common shares at a price of Cdn$2.35 (approximately $2.21) per common share, raising gross proceeds of approximately Cdn$113.5 million (approximately $106.7 million). Of the 48,298,790 common shares sold, 4,255,400 common shares were sold to Dalea.

In connection with these offerings, the Company entered into a registration rights agreement providing for the registration of up to 48,298,790 common shares (the “November Registrable Securities”). Under the registration rights agreement, if the Company does not file a registration statement on Form S-1 registering the resale of the November Registrable Securities by December 30, 2009, the Company would be required to pay to the holders of the November Registrable Securities (other than Dalea) liquidated damages in cash equal to 1.0% of the purchase price of the November Registrable Securities (approximately $975,000 or Cdn$1.0 million). If this registration statement is not declared effective by February 15, 2010, the Company would be required to pay to the holders of the November Registrable Securities (other than Dalea) liquidated damages in cash equal to 0.5% of the purchase price of the Registrable Securities (approximately $490,000 or Cdn$520,000), with an additional 1.0% if the registration statement is not declared effective by April 15, 2010 (approximately $975,000 or Cdn$1.0 million), and a further 1% if the registration statement is not declared effective by May 15, 2010 (approximately $975,000 or Cdn$1.0 million). In addition, the Company would pay the holders of the November Registrable Securities liquidated damages in cash equal to 1% of the purchase price of the November Registrable Securities held by them on May 24, 2010 (approximately $975,000 or Cdn$1.0 million), if the Company (a) is not on such date subject to the reporting requirements of Section 13 or 15(d) of the Exchange Act; (b) has not been for a period of at least 90 days immediately before such date, subject to the reporting requirements of Section 13 or 15(d) of the Exchange Act; or (c) has not filed all required reports under Section 13 or 15(d) of the Exchange Act, as applicable, during the twelve months preceding such date, other than Form 8-K reports, as a result of which the holders of November Registrable Securities who are not affiliates of the Company would not be able to sell their November Registrable Securities under Rule 144. If the Company does not pay the liquidated damages amount in full within seven calendar days after the date payable, interest would accrue on the unpaid amount until paid in full at the rate of 12% per annum. Notwithstanding the foregoing, in no event would Dalea be entitled to receive any liquidated damages under the registration rights agreement.